Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

January 3, 2013

IPATH Frequently Asked Questions About iPath® Exchange Traded Notes (ETNs) iPath® Exchange Traded Notes are innovative investment products from Barclays that seek to provide investors with a way to access the returns of a market or strategy, less investor fees. The following are answers to questions financial professionals and individuals commonly ask about iPath® Exchange Traded Notes. iPath ETNs Overview What are iPath Exchange Traded Notes? iPath Exchange Traded Notes (ETNs) are senior, unsecured debt securities issued by Barclays Bank PLC. They are designed to provide investors with a way to access the returns of market benchmarks or strategies. ETNs are not equities or index funds, but they do share several characteristics. For example, like equities, they trade on an exchange and can be shorted. 1 Like index funds, they are linked to the return of a benchmark index. What are the advantages of iPath ETNs? iPath ETNs provide investors with exposure to the returns of market benchmarks, less investor fees, with easy transferability and an exchange listing. The ETN structure is designed to provide investors the opportunity to access previously expensive or difficult-to-reach market sectors or strategies through an exchange traded product. How are the returns of iPath ETNs calculated? iPath ETNs are designed to provide investors a return that is linked to the performance of a market index, less investor fees. Most iPath ETNs are linked to the performance of the underlying index as measured by closing levels of the index constituents. For the iPath® S&P MLP ETNs, the underlying index performance is measured by the consolidated Volume-Weighted Average Price (VWAP) level of the index constituents. How do I buy an iPath ETN? The iPath ETNs currently available are listed on NYSE Arca (and in certain cases other major exchanges) and are available for purchase similar to other publicly traded securities. How do I sell an iPath ETN? Investors can liquidate iPath ETNs one of three ways: Sell in the secondary market during trading hours. Redeem a large block of securities, typically 25,000 or 50,000 units directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus. 2 A redemption charge will apply to certain iPath ETNs. Hold until maturity and receive a cash payment from the issuer, Barclays Bank PLC, equal to the principal amount of the securities times an index factor and any other applicable costs on the final valuation date (as described in the relevant prospectus) minus the investor fee on the final valuation date. Do the iPath ETNs currently available make interest payments? Currently, four iPath ETNs are designed to make interest payments, in the form of monthly or quarterly coupons: Please refer to the relevant prospectus for more information on the calculation and payment of the interest payments on these ETNs. Do the iPath ETNs currently available make dividend distributions? No. iPath ETN Ticker Coupon Frequency iPath® GEMS Index™ ETN JEM Monthly iPath® GEMS Asia 8 ETN AYT Monthly iPath® Asian & Gulf Currency Revaluation ETN PGD Monthly iPath® S&P MLP ETN IMLP Quarterly An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus, and risk factors below. 1 With short sales, an investor faces the potential for unlimited losses as the security’s price rises. 2 The issuer may from time to time in its sole discretion reduce, in part or in whole, the minimum redemption amount. Any such reduction will be applied on a consistent basis for all holders of units at the time the reduction becomes effective. BARCLAYS

Do the iPath ETNs currently available offer a principal protection feature? No. Investors will receive a return based on the performance of the index to which the iPath ETN is linked, less investor fees and any other applicable costs. The index level may go up or down, and investors may not recover their principal once investor fees and costs are deducted. Are iPath ETNs rated? No. The iPath ETNs are not rated, but rely on the ratings of their issuer, Barclays Bank PLC. 3 Who is the issuer? Barclays Bank PLC and its subsidiary undertakings (taken together, the “Group”) is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services. The Group operates in many countries around the world. The whole of the issued ordinary share capital of Barclays Bank PLC is beneficially owned by Barclays PLC, which is the ultimate holding company of the Group. For further information about Barclays, please visit www.barclays.com. Who is Barclays Capital Inc.? Barclays Capital Inc. will act as the issuer’s agent in connection with the distribution of the iPath ETNs. Barclays Capital Inc. is an affiliate of Barclays Bank PLC and is a registered U.S. broker/dealer regulated by the SEC and FINRA. What is BlackRock’s role? BlackRock’s broker/dealer affiliate, BlackRock Investments, LLC, will engage in the promotion of iPath ETNs. Do iPath ETNs have voting rights? No. The iPath ETNs are debt securities and have no voting rights. Are iPath ETNs registered? Yes. The iPath ETNs are registered under the Securities Act of 1933. Does the Commodity Futures Trade Commission (CFTC) regulate the iPath ETNs linked to commodity indexes? No. iPath ETNs are debt securities issued by Barclays Bank PLC and are not regulated by the CFTC; however, futures contracts underlying the relevant market index may be regulated by the CFTC. What is an index multiplier and how is it applicable to certain iPath ETNs? Some iPath ETNs apply an index multiplier for purposes of calculating the closing indicative note value on each calendar day. The effect of the index multiplier is to establish the rate at which the value of the ETN changes (either directly or inversely) in response to changes in the level of the relevant index. Where can I find additional information about iPath ETNs? Additional information is available at www.iPathETN.com or 1-877-764-7284. Trading iPath ETNs Where are iPath ETNs listed? The iPath ETNs currently available are listed on NYSE Arca (and in certain cases other major exchanges). When can I buy or sell iPath ETNs? iPath ETNs can be bought or sold anytime during market hours. Can the iPath ETNs currently available be shorted? 4 Yes, on an uptick or a downtick and subject to the ability to locate shares to borrow. Is there a minimum trade size for iPath ETNs? No. iPath ETNs can be bought and sold at their market price on the secondary market similar to other publicly traded securities. How can I find iPath ETNs on Bloomberg? Information regarding iPath ETNs can be found on Bloomberg by typing the relevant ETN’s trading symbol, then the “Equity” key, then “Go.” For example, for information regarding the iPath® S&P GSCI™ Total Return Index ETN, type: GSP <Equity> <Go>. Is a net asset value (NAV) calculated? No. As iPath ETNs are debt securities, and not mutual funds, they will not have a NAV. Is an intrinsic value calculated? An intraday “indicative value” meant to approximate the intrinsic economic value of each iPath ETN is calculated and published by Bloomberg or a successor. Additionally, the daily indicative value of each iPath ETN is calculated and published at the end of each trading day at www.iPathETN.com. For a more complete description of how the daily indicative value is calculated for each iPath ETN, please see the applicable product page and Pricing Supplement at www.iPathETN.com. Do the iPath ETNs trade at their indicative value? The indicative value calculation is provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of the iPath ETNs, nor does it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Published index levels from the sponsors of the indexes underlying the iPath ETNs may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current index level and therefore the indicative value of your iPath ETNs. Index levels provided by the sponsors of the indexes underlying the iPath ETNs do not necessarily reflect the depth and liquidity of the underlying relevant market. For this reason and others, the actual trading price of the iPath ETNs may be different from their indicative value. At any given time, an iPath ETN may trade at a premium or discount to its intraday indicative value. 3 Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the market price or marketability of the iPath ETNs. 4 With short sales, an investor faces the potential for unlimited losses as the security’s price rises.

In addition to being available for trading on an exchange, the early redemption feature allows a large block of securities, typically 25,000 or 50,000 units of a particular iPath ETN, to be redeemed directly to Barclays Bank PLC for the applicable redemption value, as described in the applicable Pricing Supplement. The historical daily indicative value is published each day at www.iPathETN.com. The redemption feature is intended to induce arbitrageurs to counteract any trading of the iPath ETNs at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner. How can iPath ETNs be redeemed directly to the issuer prior to the maturity date? Investors may redeem a large block of securities, typically at least 25,000 or 50,000 units of a particular iPath ETN, directly to the issuer, subject to the procedures described in the relevant prospectus. A redemption charge may apply. What is the redemption charge? The redemption charge is a one-time transaction charge imposed only in the case of early redemptions for certain iPath ETNs. The charge is intended to allow the issuer to recoup brokerage and other costs incurred in connection with an early redemption (although the proceeds from the charge may be more or less than such costs). Investors transacting on the secondary market will not incur a redemption charge. What is an automatic termination event? An automatic termination event is an automatic redemption applicable to certain ETNs at a specific ETN value (“automatic termination level”), as defined in the relevant prospectus. Market conditions may contribute to the occurrence of an automatic termination event. In the occurrence of an automatic termination event, Barclays will deliver a notice of redemption and automatically redeem the relevant ETN at the automatic redemption value. Please refer to the relevant prospectus for further details on the automatic termination event redemption trigger, timing and processes. What are the terms of the issuer redemption feature applicable to certain iPath ETNs? Barclays Bank PLC may redeem the ETNs (in whole but not in part) at their sole discretion on any trading day on or after the inception date until and including maturity. To exercise the right to redeem, Barclays Bank PLC must deliver notice to the holders of the ETNs not less than 10 calendar days prior to the redemption date specified in such notice. If the ETNs are redeemed, investors will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the applicable valuation date. If Barclays Bank PLC’s credit rating is downgraded, what happens to the indicative value? The indicative value calculation of the iPath ETNs will not change in response to a Barclays Bank PLC credit event. However, the trading price of the iPath ETNs may be adversely impacted. Is there a capacity constraint with respect to iPath ETNs? Should demand for any iPath ETN exceed the initial amount of securities issued, subsequent issuances may be made under the registration statement. The terms of the new issue—maturity date, investor fee, ticker, CUSIP—will be the same as the original issue, and it is expected that both issues would be immediately fungible. Figure 1: Differences and Similarities Between ETNs and Exchange Traded Funds (ETFs) Both ETNs and ETFs provide investors access to the returns of various market benchmarks. However, ETNs are senior, unsecured debt securities issued by Barclays Bank PLC, whereas ETFs are typically registered investment companies and are collateralized by an underlying portfolio of securities. ETNs ETFs Liquidity Daily on exchange Daily on exchange Registration Securities Act of 1933 Investment Company Act of 1940 Recourse Issuer credit Portfolio of securities Principal Risk Market and issuer risk Market Risk Institutional Size Redemption Daily to issuer Daily via custodian Short Sales Yes, on an uptick or a downtick Yes, on an uptick or a downtick

Depending on market factors beyond the control of Barclays Bank PLC, certain iPath ETNs may be suspended from further sales from inventory and/or further issuances. 5 Daily redemptions at the option of the holders of iPath ETNs are typically not affected by suspensions, nor are Barclays Bank PLC’s lending activities from existing inventory with respect to iPath ETNs typically affected by suspensions. It is possible that a suspension, as described above, may influence the market value of iPath ETNs. Limitations on issuance and sale implemented may cause an imbalance of supply and demand in the secondary market for iPath ETNs, which may cause them to trade at a premium or discount in relation to their indicative value. Therefore, any purchase of iPath ETNs in the secondary market may be at a purchase price significantly different from their indicative value. Information for Advisors Broker/dealers are reminded to consider FINRA Notice to Members 05–59 (September 2005) before recommending iPath ETNs to their customers. Is a Series 3 license required to sell iPath ETNs? No. 5 As will be described in further detail in the applicable prospectus relating to the iPath ETNs.

Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index, or the Volume Weighted Average Price (“VWAP”) level, in the case of the iPath® S&P MLP ETN, between the inception date and the applicable valuation date. Additionally, if the level of the underlying index, or the VWAP level in the case of the iPath® S&P MLP ETN, is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index, or the VWAP value in the case of the iPath® S&P MLP ETN, has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. Automatic Redemption: If specified in the applicable prospectus, Barclays Bank PLC will automatically redeem a series of ETNs (in whole only, but not in part) at the specified automatic redemption value if, on any valuation date prior to or on the final valuation date, the intraday indicative note value of the ETNs becomes less than or equal to the applicable level specified in the prospectus. For ETNs inversely linked to the S&P 500 VIX Short-Term Futures™ Index Excess Return, an automatic redemption may occur as a result of a precipitous increase in volatility in the U.S. equity markets and is highly likely to occur if the historical frequency of precipitous increases in volatility in the U.S. equity markets persist. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www. iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. Barclays Capital Inc., and its affiliates, and BlackRock Investments, LLC, and its affiliates, do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments): (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor. The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Opco, LLC (“Dow Jones Opco”), a subsidiary of S&P Dow Jones Indices LLC, and UBS Securities LLC (“UBS”), and have been licensed for use by Barclays Bank PLC. “Dow Jones®,” “DJ,” “UBS”, “Dow Jones-UBS Commodity IndexSM”, “Dow Jones-UBS Commodity Index Total ReturnSM”, “Dow Jones-UBS Agriculture Subindex Total ReturnSM”, “Dow Jones-UBS Aluminum Subindex Total ReturnSM”, “Dow Jones-UBS Cocoa Subindex Total ReturnSM”, “Dow Jones-UBS Coffee Subindex Total ReturnSM”, “Dow Jones-UBS Copper Subindex Total ReturnSM”, “Dow Jones-UBS Cotton Subindex Total ReturnSM”, “Dow Jones-UBS Energy Subindex Total ReturnSM”, “Dow Jones-UBS Grains Subindex Total ReturnSM”, “Dow Jones-UBS Industrial Metals Subindex Total ReturnSM”, “Dow Jones-UBS Lead Subindex Total ReturnSM”, “Dow Jones-UBS Livestock Subindex Total ReturnSM”, “Dow Jones-UBS Natural Gas Subindex Total ReturnSM”, “Dow Jones- UBS Nickel Subindex Total ReturnSM”, “Dow Jones-UBS Platinum Subindex Total ReturnSM”, “Dow Jones-UBS Precious Metals Subindex Total ReturnSM”, “Dow Jones-UBS Softs Subindex Total ReturnSM”, “Dow Jones-UBS Sugar Subindex Total ReturnSM”, “Dow Jones-UBS Tin Subindex Total ReturnSM” and “DJUBSCISM”, are service and/or trademarks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be. S&P® is a registered trademark of Standard & Poor’s Financial Services LLC. The ETNs based on the indices are not sponsored, endorsed, sold or promoted by Dow Jones, UBS, UBS AG, Dow Jones Opco or any of their respective subsidiaries or affiliates, and none of Dow Jones, UBS, UBS AG, Dow Jones Opco or any of their respective affiliates, makes any representation or warranty, express or implied, to the owners of or counterparts to the ETNs based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the ETNs based on any of the indices particularly. The MSCI indexes are the exclusive property of MSCI, Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. “S&P GSCI®”, “S&P GSCI® Index”, “S&P GSCI® Total Return Index”, “S&P GSCI® Commodity Index” and “S&P GSCI® Crude Oil Total Return Index” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P. S&P does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P GSCI® to track general stock market performance. “Standard & Poor’s®”, “S&P 500®”, “S&P®” and “S&P 500® Total Return”, are trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. “CBOE®” and “Buywrite” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”) and have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Barclays Bank PLC. S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”) and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or to any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of the index to track market performance. “Standard & Poor’s®”, “S&P 500®”, “S&P®”, “S&P 500® Total Return”, “S&P 500 VIX Short-Term Futures™”, “S&P 500 VIX Mid-Term Futures™” and “S&P 500® Dynamic VIX Futures are trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. “CBOE®”, “VIX®” and “BuyWrite” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”) and have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Barclays Bank PLC. This document is not sponsored, endorsed, or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”) or by CBOE. S&P Dow Jones Indices and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or to any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of the indices to track market performance. “Russell 1000® Index” and “Russell 2000® Index” are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the ETNs. “S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC. The S&P® trademark has been sublicensed for certain purposes by Barclays Bank PLC. The S&P MLP index (the “Index”) is a product of S&P Dow Jones Indices LLC and has been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. Each of the Barclays commodities indices referenced herein is a trademark of Barclays Bank PLC. “Barclays US Treasury 2Y/10Y Yield Curve Index™”, “Barclays 2Y US Treasury Futures Targeted Exposure Index™”, “Barclays 5Y US Treasury Futures Targeted Exposure Index™”, “Barclays 10Y US Treasury Futures Targeted Exposure Index™”, “Barclays Long Bond US Treasury Futures Targeted Exposure Index™”, “Barclays Optimized Currency Carry Index™”, “USD Optimized Currency Carry Index™”, “Barclays Global Carbon Index™”, “Barclays Global Carbon Index Total Return™”, “Barclays Global Emerging Markets Strategy (GEMS) Asia 8 Index™”, “Barclays Global Emerging Markets Strategy (GEMS) Pegged Currency Index™”, and “Barclays Global Emerging Markets Strategy (GEMS) Index™” are trademarks of Barclays Bank PLC. ©2006–2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 4002-02_PRD_v01MW_1/13 Not FDIC Insured No Bank Guarantee May Lose Value

1-877-764-7284 www.iPathETN.com IP-0637-1212 BARCLAYS